                                                Filed Pursuant to Rule 424(b)(2)
                                                       Registration No. 333-6879

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 11, 1996)

                                 $300,000,000

                                [LOGO OF WMX]

                            WMX TECHNOLOGIES, INC.
                         7% NOTES DUE OCTOBER 15, 2006

                               ----------------

  Interest on the Notes is payable semi-annually on April 15 and October 15, commencing April 15, 1997. The Notes are not redeemable prior to maturity. See "Certain Terms of the Notes."

  The Notes will be represented by Global Notes registered in the name of the nominee of The Depository Trust Company, which will act as the Depositary (the "Depositary"). Interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein, Notes in definitive form will not be issued. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Certain Terms of the Notes--Same-Day Settlement and Payment."

                               ----------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR  THE  PROSPECTUS. ANY  REPRESENTATION TO  THE  CONTRARY IS  A
         CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                          PRICE TO   UNDERWRITING  PROCEEDS TO
                                         PUBLIC (1)    DISCOUNT   COMPANY (1)(2)
--------------------------------------------------------------------------------
Per Note..............................    99.714%        .6%         99.114%
--------------------------------------------------------------------------------
Total.................................  $299,142,000  $1,800,000   $297,342,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from October 11, 1996.
(2) Before deducting expenses payable by the Company estimated at $246,398.

                               ----------------

  The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to reject orders in whole or in part. It is expected that delivery of the Global Notes will be made through the book-entry facilities at the Depositary on or about October 11, 1996.

                               ----------------

MERRILL LYNCH & CO.                                DONALDSON, LUFKIN & JENRETTE
                                                   SECURITIES CORPORATION

                               ----------------

          The date of this Prospectus Supplement is October 8, 1996.

                                                   Printed on recycled paper
                                                                 [RECYCLE LOGO]

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                USE OF PROCEEDS

  Net proceeds to the Company from the sale of the Notes will be used to retire outstanding indebtedness arising from the Company's issuance of commercial paper bearing effective interest rates ranging from approximately 4.952% to 5.515% and having remaining maturities as of the date of this Prospectus Supplement of no later than 270 days, to fund future acquisitions, to repurchase shares of the Company and its publicly-traded subsidiaries and for general corporate purposes. Pending any such application, the proceeds may be invested in short-term securities.

                          CERTAIN TERMS OF THE NOTES

  The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions set forth in the Prospectus, to which description reference is hereby made.

  The Notes will mature on October 15, 2006 and will be limited to $300,000,000 aggregate principal amount. Each Note will bear interest at the rate per annum stated on the cover page hereof from October 11, 1996 or from the most recent interest payment date to which interest has been paid, payable on April 15 and October 15 in each year (each such date being referred to herein as an "Interest Payment Date"), commencing April 15, 1997, to the person in whose name a Note is registered at the close of business on April 1 or October 1, as the case may be, preceding such Interest Payment Dates.

  The Indenture provision described under "Description of Debt Securities-- Defeasance of Certain Covenants" in the accompanying Prospectus will be applicable to the Notes. The Indenture provision described under "Description of Debt Securities--Redemption at the Option of the Holders in Certain Circumstances" in the accompanying Prospectus will not be applicable to the Notes. The Indenture does not contain any covenants or other provisions applicable to the Notes which might afford beneficial owners of Notes protection in the event of a highly leveraged transaction, change in credit rating of the Notes or other similar occurrence.

REDEMPTION

  The Notes are not redeemable prior to maturity.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amounts of the Notes set forth after their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                                    PRINCIPAL
                                                                    AMOUNT OF
     UNDERWRITER                                                      NOTES
     -----------                                                   ------------
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated............................................. $150,000,000
Donaldson, Lufkin & Jenrette Securities Corporation ..............  150,000,000
                                                                   ------------
     Total........................................................ $300,000,000
                                                                   ============

  The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .35% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company has been advised by the Underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  All secondary trading in the Notes will settle in immediately available funds. See "Certain Terms of the Notes--Same-Day Settlement and Payment."

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  The Underwriters have other investment banking relationships with the Company and its subsidiaries.

                                LEGAL OPINIONS

  The validity of the Notes offered hereby will be passed on for the Company by Herbert A. Getz, Esq., Senior Vice President, General Counsel and Secretary of the Company, and for the Underwriters by Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603. As of August 30, 1996, Mr. Getz and his wife and children had an aggregate beneficial ownership of 46,258 shares of common stock of the Company and options to purchase 279,714 shares of common stock of the Company. Mr. Getz disclaims beneficial ownership of his wife's and children's shares.

PROSPECTUS

                                 $1,200,000,000

                                      LOGO

                             WMX TECHNOLOGIES, INC.

                                DEBT SECURITIES

                               ----------------

  WMX Technologies, Inc. (the "Company") intends from time to time to issue up to U.S. $1,200,000,000, or the equivalent thereof in other currencies or composite currencies, aggregate principal amount of its unsecured debt securities (the "Debt Securities"). The Debt Securities will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. For each issue of Debt Securities in respect of which this Prospectus is being delivered (the "Offered Debt Securities") there is an accompanying Prospectus Supplement (the "Prospectus Supplement") that sets forth the designation, designated currency, aggregate principal amount, rate or method of calculation of interest, if any, and dates for payment thereof, maturity, authorized denominations, initial price, any redemption or prepayment rights at the option of the Company or the holder and other special terms of the Offered Debt Securities, together with the terms of the offering of the Offered Debt Securities and the net proceeds to the Company from the sale thereof. In the event of the issuance of Debt Securities at original issue discount, the aggregate principal amount of Debt Securities offered hereby will be a higher amount, provided that the total price at which Debt Securities are sold to the public pursuant to this Prospectus will not exceed U.S. $1,200,000,000, or the equivalent thereof in other currencies or composite currencies. If any agents of the Company or any underwriters are involved in the sale of the Offered Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions and discounts are set forth in the Prospectus Supplement.

  The Debt Securities will be sold directly, through agents designated from time to time, or through underwriters or dealers.

  The Company may make application to list one or more series of Debt Securities on one or more national securities exchanges. Any such application to list the Offered Debt Securities is described in the Prospectus Supplement related thereto.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON  THE  ACCURACY OR  ADEQUACY  OF THIS  PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                  The date of this Prospectus is July 11, 1996

                             AVAILABLE INFORMATION

  WMX Technologies, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes a part of two Registration Statements (the "Registration Statements") filed by the Company with the Commission under the Securities Act of 1933. This Prospectus omits certain of the information contained in the Registration Statements, and reference is hereby made to the Registration Statements and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is hereby made to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 31, 1995, Quarterly Report on Form 10-Q for the three month period ended March 31, 1996 and Current Reports on Form 8-K dated February 5 and June 10, 1996, heretofore filed by the Company with the Commission under the 1934 Act, are incorporated herein by reference.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby (except to the extent specified therein or in rules or regulations of the Commission) shall be deemed to be incorporated in this Prospectus by reference and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the incorporated document. Requests for such copies should be directed to: WMX Technologies, Inc., 3003 Butterfield Road, Oak Brook, Illinois 60521,
Attention: Corporate and Public Affairs Department (telephone: 708/572-8800).

                             WMX TECHNOLOGIES, INC.

  WMX Technologies, Inc. (the "Company") is a leading international provider of environmental and related services.

  The Company provides integrated solid waste management services in North America through Waste Management, Inc., a wholly owned subsidiary of the Company (referred to herein, together with its subsidiaries and certain affiliated companies providing waste management and related services, as "Waste Management"). The Company's solid waste management services are provided to commercial, industrial, municipal and residential customers, as well as to other waste management companies and consist of solid waste collection, transfer, resource recovery and disposal services. As part of these services, the Company is engaged in providing, through its Recycle America(R), Recycle Canada(R) and other programs, paper, glass, plastic and metal recycling services to commercial and industrial operations and curbside collection of such materials from residences; in removing methane gas from sanitary landfill facilities for use in electricity generation; and in providing medical and infectious waste management services to hospitals and other health care and related facilities. In addition, through Waste Management the Company provides street sweeping and parking lot cleaning services and Port-O-Let(R) portable sanitation services to municipalities and commercial and special event customers. Since mid-1995, Waste Management also has managed the scaffolding and other on-site industrial services businesses owned by the Company's Rust International Inc. subsidiary.

  The Company also provides hazardous waste management services in North America. The Company's chemical waste treatment, storage, disposal and related services are provided through Waste Management and Chemical Waste Management, Inc., a wholly owned subsidiary of the Company (referred to herein, together with its subsidiaries, as "CWM"), and are provided to commercial and industrial customers, as well as to other waste management companies and to governmental entities. Through Advanced Environmental Technical Services, L.L.C., a 60%- owned subsidiary of the Company (referred to herein, together with its subsidiaries as "AETS"), the Company provides on-site integrated hazardous waste management services, including hazardous waste identification, packaging, removal and recycling services to industrial, institutional and governmental customers. Through its Chem-Nuclear Systems, Inc. wholly owned subsidiary (referred to herein, together with its subsidiaries, as "Chem-Nuclear"), the Company also furnishes radioactive waste management services, primarily to electric utilities and governmental entities.

  The Company provides comprehensive waste management and related services internationally, primarily through Waste Management International plc, a subsidiary owned approximately 56% by the Company and 12% each by the Company's Rust International Inc. and Wheelabrator Technologies Inc. subsidiaries (referred to herein, together with its subsidiaries, as "Waste Management International"). Waste Management International provides a wide range of solid and hazardous waste management and related environmental services (or has interests in projects or companies providing such services) in ten countries in Europe and in Argentina, Australia, Brazil, Brunei, Hong Kong, Indonesia, Israel, Malaysia, New Zealand, Taiwan and Thailand. Waste Management International also has an approximately 20% interest in Wessex Water Plc, an English publicly traded company providing water treatment, water distribution, wastewater treatment and sewerage services ("Wessex").

  Through Wheelabrator Technologies Inc. (referred to herein, together with its subsidiaries, as "WTI"), the Company provides a wide array of environmental products and services that are primarily utilized in meeting the needs of municipalities and industry for clean energy and clean water. WTI is an approximately 65%-owned subsidiary of the Company. During the second quarter of 1996 (through June 26, 1996), WTI repurchased approximately 15.4 million shares of its common stock under its stock repurchase program and, as a result, the Company's ownership of WTI increased from approximately 58% to approximately 65% during the quarter. WTI's clean energy group is a leading developer of facilities and systems for, and provider of services to, the trash-to-energy, energy, and independent power markets. Through the clean energy group, WTI develops, arranges financing for, operates and owns facilities that dispose of trash and other waste materials in an environmentally acceptable manner by recycling them into electrical or steam energy. Also within this group are business units which design, fabricate and install technologically advanced air pollution control and systems and equipment. WTI's clean water group is principally involved in the design, manufacture, operation and ownership of facilities and systems used to purify water, to treat municipal and industrial wastewater, to treat and manage biosolids resulting from the treatment of wastewater by converting them into useful fertilizers, and to recycle organic wastes into compost material useable for horticultural and agricultural purposes. The clean water group also designs and manufactures various products used in water and wastewater treatment facilities and industrial processes, precision profile wire screens for use in groundwater wells and other industrial and municipal applications, and certain other industrial equipment.

  Rust International Inc., a subsidiary owned approximately 60% by the Company and 40% by WTI (referred to herein, together with its subsidiaries, as "Rust"), furnishes environmental and infrastructure engineering and consulting services primarily to clients in federal, state and local government and in the chemical, petrochemical, nuclear, energy, utility, pulp and paper, manufacturing, environmental services and other industries. Rust also provides process engineering, construction, specialty contracting and related services through a business unit which Rust intends to sell or otherwise discontinue. On June 12, 1996, the Company announced that Rust closed the sale of its industrial process engineering and construction business based in Birmingham, Alabama to Raytheon Engineers & Constructors, Inc., a subsidiary of Raytheon Company. Rust also has an approximately 41% interest in NSC Corporation, a publicly traded provider of asbestos abatement and other specialty contracting services ("NSC"), and an approximately 37% interest in OHM Corporation, a publicly traded provider of environmental remediation services ("OHM").

  The Company also owns an approximately 19% interest in ServiceMaster Limited Partnership, a provider of management services, including management of health care, education and commercial facilities, and lawn care, pest control and other consumer services.

  The following table shows the respective revenues of the Company's major business groups for the last three years, excluding the revenues of Rust's process engineering, construction, specialty contracting and related services business, which is being sold or otherwise discontinued and is being treated as a discontinued operation, and including the revenues of the asbestos abatement services business of a former subsidiary through the May 1993 sale of that business and the revenues of the Rust remediation services business transferred to OHM through the date of the transfer in May 1995.

                                                 YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                               1993        1994        1995
                                            ----------  ----------  -----------
                                                     (000'S OMITTED)
Solid Waste Management and Related
 Services.................................  $4,702,166  $5,117,871  $ 5,642,857
Hazardous Waste Management and Related
 Services.................................     661,860     649,581      613,883
Engineering, Industrial and Related
 Services.................................   1,035,004   1,140,294    1,027,430
Trash-to-Energy, Water Treatment, Air
 Quality and Related Services.............   1,142,219   1,324,567    1,451,675
International Waste Management and Related
 Services.................................   1,411,211   1,710,862    1,865,081
Elimination of Intercompany Revenue.......    (316,344)   (388,470)    (353,309)
                                            ----------  ----------  -----------
Consolidated Revenue......................  $8,636,116  $9,554,705  $10,247,617
                                            ==========  ==========  ===========

  As a result of a strategic review begun in 1994, management and operations of the Company have been largely realigned on the basis of four principal global lines of business--waste services, clean energy, clean water and environmental and infrastructure engineering and consulting. The following table shows the respective revenues of these continuing lines of business (i.e., excluding revenues of Rust's process engineering, construction, specialty contracting and related services business) for the last three years.

                                                YEAR ENDED DECEMBER 31,
                                           -----------------------------------
                                              1993        1994        1995
                                           ----------  ----------  -----------
                                                    (000'S OMITTED)
Waste Services (including Scaffolding and
 Other On-Site Industrial Services)....... $7,457,371  $8,140,785  $ 8,634,836
Clean Energy..............................    804,016     888,037      893,513
Clean Water...............................    392,194     489,295      618,472
Environmental and Infrastructure
 Engineering and Consulting...............    298,879     425,058      454,105
Elimination of Intercompany Revenue.......   (316,344)   (388,470)    (353,309)
                                           ----------  ----------  -----------
Consolidated Revenue...................... $8,636,116  $9,554,705  $10,247,617
                                           ==========  ==========  ===========

  For information relating to expenses and identifiable assets attributable to the Company's major business groups, see Note 13 to the Company's Consolidated Financial Statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995. For interim periods, the revenues and net income of certain of the Company's businesses may fluctuate for a number of reasons, including there being for some businesses less activity during the winter months.

  Regulatory or technological developments relating to the environment may require companies engaged in environmental services businesses, including the Company, to modify, supplement or replace equipment and facilities at costs which may be substantial. Because certain of the businesses in which the Company is engaged are intrinsically connected with the protection of the environment and the potential discharge of materials into the environment, a material portion of the Company's capital expenditures is, directly or indirectly, related to such items. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 for a review of property and equipment expenditures by the Company for the last three years. The Company does not expect such expenditures, which are incurred in the ordinary course of business, to have a materially adverse impact on its and its subsidiaries' combined earnings or its or its subsidiaries' competitive position in the foreseeable future because the Company's businesses are based upon compliance with environmental laws and regulations and its services are priced accordingly.

  Although the Company strives to conduct its operations in compliance with applicable laws and regulations, the Company believes that in the existing climate of heightened legal, political and citizen awareness and concerns, companies in the environmental services industry, including the Company, will be faced, in the normal course of operating their businesses, with fines and penalties and the need to expend funds for remedial work and related activities with respect to waste treatment, disposal and trash-to-energy facilities. Where the Company concludes that it is probable that a liability has been incurred, a provision is made in the Company's financial statements for the Company's best estimate of the liability based on management's judgment and experience, information available from regulatory agencies and the number, financial resources and relative degree of responsibility of other potentially responsible parties who are jointly and severally liable for remediation of a specific site, as well as the typical allocation of costs among such parties. If a range of possible outcomes is estimated and no amount within the range appears to be a better estimate than any other, then the Company provides for the minimum amount within the range, in accordance with generally accepted accounting principles. Such estimates are subsequently revised, as necessary, as additional information becomes available. While the Company does not anticipate that the amount of any such revision will have a material adverse effect on the Company's operations or financial condition, the measurement of environmental liabilities is inherently difficult and the possibility remains that technological, regulatory or enforcement developments, the results of environmental studies, or other factors could materially alter this expectation at any time. Such matters could have a material adverse impact on earnings for one or more fiscal quarters or years.

  While in general the Company's environmental services businesses have benefited substantially from increased governmental regulation, the environmental services industry itself has become subject to extensive and evolving regulation by federal, state, local and foreign authorities. Due to the complexity of regulation of the industry and to public pressure, implementation of existing and future laws, regulations or initiatives by different levels of government may be inconsistent and difficult to foresee. In addition, the demand for certain of the Company's services may be adversely affected by the amendment or repeal or reduction in enforcement of federal, state and foreign laws and regulations on which the Company's businesses engaged in providing such services are dependent. Demand for certain of the Company's services may also be adversely affected by delays or reductions in funding, or failure of legislative bodies to fund, agencies or programs under such laws and regulations. The Company makes a continuing effort to anticipate regulatory, political and legal developments that might affect its operations but is not always able to do so. The Company cannot predict the extent to which any legislation or regulation that may be enacted, amended, repealed or enforced, or any failure or delay in enactment or enforcement of legislation or regulations or funding of agencies or programs, in the future may affect its operations.

  The Company was incorporated in Delaware in 1968 and subsequently succeeded to certain businesses owned by its organizers and others. The Company's common stock is listed on the New York Stock Exchange under the trading symbol "WMX" and is also listed on the Frankfurt Stock Exchange, the London Stock Exchange, the Chicago Stock Exchange and the Swiss Stock Exchanges in Basle, Zurich and Geneva.

                                USE OF PROCEEDS

  Except as otherwise set forth in the Prospectus Supplement relating to the Offered Debt Securities, net proceeds to be received by the Company from the sale of the Debt Securities will be used to retire outstanding indebtedness of the Company arising from the Company's issuance of commercial paper or other debt, to fund future acquisitions by the Company, to repurchase shares of the Company and its publicly-traded subsidiaries and for general corporate purposes. Pending any such application, the proceeds may be invested temporarily in short-term securities.

                         DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture (the "Indenture") dated as of June 1, 1993, between the Company and The Fuji Bank and Trust Company, as trustee (the "Trustee"). A copy of the Indenture has been incorporated by reference as an exhibit to the Registration Statements. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture (or of any Form of Debt Security which is adopted pursuant to the Indenture) are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

  The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that Debt Securities may be issued thereunder in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the designation, aggregate principal amount and authorized denominations of the Offered Debt Securities; (ii) the percentage of their principal amount at which such Offered Debt Securities will be issued; (iii) the date on which the Offered Debt Securities will mature; (iv) the rate per annum at which the Offered Debt Securities will bear interest, if any; (v) the times at which such interest will be payable; and (vi) any redemption terms and other special terms. Reference is also made to the Prospectus Supplement relating to the Offered Debt Securities for information with respect to any additional covenants that may be included in the terms of such securities.

  The Debt Securities will be issued only in fully registered form without coupons, which form may be a Global Debt Security as described below. See "Book-Entry, Delivery and Form." The Company will not charge a service charge for any registration of transfer or exchange of Debt Securities but may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. (Section 2.6.)

  The Debt Securities will be direct obligations of the Company and will be unsecured. The Indenture does not restrict the amount of additional unsecured debt which the Company may incur.

  Some of the Debt Securities may be issued at a substantial discount below their stated principal amount. Certain federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

BOOK-ENTRY, DELIVERY AND FORM

  If the accompanying Prospectus Supplement so indicates, the Offered Debt Securities will be issued in the form of one or more fully registered global debt securities (each a "Global Debt Security"). Each Global Debt Security will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of DTC's nominee. DTC currently limits the maximum denomination of any single Global Debt Security to $200,000,000. Therefore for purposes hereof, "Global Debt Security" refers to the Global Debt Security or Global Debt Securities representing the entire issue of Offered Debt Securities.

  A Global Debt Security will represent all Offered Debt Securities issued on the same day and having the same terms, including, but not limited to, the same interest payment dates, rates of interest (if any), maturity and repayment and redemption provisions (if any). Ownership of beneficial interests in Global Debt Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to interests of participants) and its participants (with respect to interests of persons other than participants). Payments of principal and interest on beneficial interests in Global Debt Securities will be made through the Trustee to DTC. Global Debt Securities will not be exchangeable for a certificate in definitive registered form ("Certificated Notes") and, except as set forth herein, will not otherwise be issuable in definitive form.

  Except as set forth below, the Global Debt Security may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  DTC has advised the Company and any underwriters named in the accompanying Prospectus Supplement as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in each Participant's account, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of beneficial interests in Global Debt Securities under DTC's system must be made by or through Direct Participants, which will receive a credit for the beneficial interests in Global Debt Securities on DTC's records. The ownership interest of each actual purchaser of each beneficial interest in a Global Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of beneficial interests in Global Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of the Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Debt Securities, except in the event that use of the book-entry system for one or more Debt Securities is discontinued.

  To facilitate subsequent transfers, all Global Debt Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Global Debt Securities within an issue are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

  Neither DTC nor Cede & Co. will consent or vote with respect to Global Debt Securities. Under its usual procedures, DTC will mail an "Omnibus Proxy" to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Global Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal and interest payments on the Global Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case of securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  A Beneficial Owner shall give notice to elect to have its interest in a Global Debt Security purchased or tendered, through its Participant, to the Paying Agent, and shall effect delivery of such interest in a Global Debt Security by causing the Direct Participant to transfer the Participant's interest, on DTC's records, to the Paying Agent. The requirement for physical delivery of Global Debt Securities in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Global Debt Securities are transferred by a Direct Participant on DTC's records.

  DTC may discontinue providing its services as securities depositary with respect to the Global Debt Securities at any time by giving reasonable notice to the Company or the agents or underwriters involved in the sale of the Global Debt Securities. Under such circumstances, in the event that a successor securities depositary is not obtained, Certificated Notes will be printed and delivered in exchange for the Global Debt Securities held by DTC.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Certificated Notes will be printed and delivered in exchange for the Global Debt Securities held by DTC.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  Neither the Company, the Trustee, any Paying Agent nor the registrar for the Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

REDEMPTION AT THE OPTION OF THE HOLDERS IN CERTAIN CIRCUMSTANCES

  The Indenture provides, if such provision is made applicable to the Debt Securities of any series, that if, during the period beginning on the date of first public announcement by the Company or any other Person (including, without limitation, directors or officers of the Company) of an intention to effect or the occurrence of (whichever is the first to occur) a Restructuring Event and ending 90 days thereafter (or such longer period as the rating of the Debt Securities of such series shall be under publicly announced consideration by Moody's or Standard & Poor's), both Moody's and Standard & Poor's shall have
(A) lowered their rating of the Debt Securities of such series from an Investment Grade rating to a rating below Investment Grade, or (B) withdrawn an Investment Grade rating from and ceased to rate the Debt Securities of such series (a "Rating Event") (it being understood that, if the Debt Securities of such series are already rated below Investment Grade by Moody's or Standard & Poor's at the beginning of such period, a subsequent lowering or withdrawal of such rating shall not be deemed to be a Rating Event), the Company shall give notice of such Rating Event not more than 15 days after the occurrence of such Rating Event, to the trustee and to each Holder, together with the information referred to in the penultimate sentence of this paragraph (the "Put Option Notice"). Each Holder shall have the option (the "Put Option") exercisable during the period of 30 days commencing on the date such Put Option Notice is given (the "Option Period") to have all his Debt Securities of such series (or any portion thereof designated by such Holder and having an aggregate principal amount of $1,000 or a whole multiple thereof) redeemed on the date falling 15 days after the end of the Option Period, or if such day is not a Business Day, on the next succeeding Business Day (the "Payment Date"), at their principal amount together with interest accrued to the Payment Date. To exercise the Put Option, a Holder must deliver to the Company or the Put Agent, if any, on or before the end of the Option Period, (i) written notice of such Holder's exercise of such Put Option, which notice shall set forth expressly the name and address of such Holder and the aggregate principal amount of Debt Securities of such series with respect to which such Put Option is exercised and (ii) the Debt Security or Debt Securities of such series as to which such Holder is exercising such Put Option, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Put Agent, if any, duly executed by such Holder or his attorney duly authorized in writing. Once a Holder has exercised his Put Option, such exercise may not be withdrawn without the prior written consent of the Company. The Company shall include in the Put Option Notice a statement of facts showing that a Rating Event has occurred (including details of the first public announcement, or (as the case may be) the occurrence, of the Restructuring Event) and a statement to the effect that each Holder has the benefit of the Put Option referred to above and shall also specify the dates of the Option Period, the Payment Date, the fact that interest will cease to accrue on and after the Payment Date, the Put Agent, if any, and the manner in which Holders will be able to exercise the Put Option. Notwithstanding the foregoing, the Company need not give the Put Option Notice, and Holders shall not have a Put Option, with respect to a Rating Event if either Moody's or Standard & Poor's shall have publicly announced that such Rating Event was solely the result of events or circumstances wholly unrelated to a Restructuring Event. (Article 10.)

  For the purposes of this provision, the following terms shall have the following meanings:

    (i) "Restructuring Event" means any of the following: (1) any Person becoming the Beneficial Owner of Voting Stock of the Company having more than 30 percent of the voting power or all of the then outstanding Voting Stock of the Company; (2) individuals who are not Continuing Directors constituting a majority of the Board of Directors of the Company; (3) the Company consolidating with or merging into any other Person, or any other Person consolidating with or merging into the Company, pursuant to a transaction in which capital stock of the Company then outstanding (other than capital stock held by the Company or capital stock held by any Person which is a party to such consolidation or merger) is changed or exchanged;
  (4) the Company, in one transaction or a series of related transactions, conveying, transferring or leasing, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries taken as a whole (other than to a wholly owned subsidiary of the Company); or (5) the Company or any of its Subsidiaries paying or effecting a dividend or distribution (including by way of recapitalization or reclassification) in respect of its capital stock (other than solely to the Company or any of its wholly owned subsidiaries and other than solely for capital stock of the Company), or purchasing, redeeming, retiring, exchanging or otherwise acquiring for value any of its capital stock (other than solely from the Company or any of its wholly owned subsidiaries and other than solely for capital stock of the Company), if the cash and Fair Market Value of the securities and assets paid or distributed (except to the Company or any Subsidiary) in connection therewith (determined on the record date for such dividend or distribution or the effective date for such purchase, redemption, retirement, exchange or other acquisition), together with the cash and Fair Market Value of the securities and assets paid or distributed in connection with all other such dividends, distributions, purchases, redemptions, retirements, exchanges and acquisitions effected (except as received by the Company or any Subsidiary) within the 12-month period preceding the record date for such dividend or distribution or the effective date for such purchase, redemption, retirement, exchange or other acquisition (any such Fair Market Value being determined on the respective record or effective dates for such other dividends, distributions, purchases, redemptions, retirements, exchanges and acquisitions), exceeds 30 percent of the aggregate Fair Market Value of all capital stock of the Company outstanding on the record date for such dividend or distribution or the effective date for such purchase, redemption, retirement, exchange or other acquisition (determined on such record or effective date);

    (ii) "Moody's" means Moody's Investors Service, Inc. and "Standard & Poor's" means Standard & Poor's Corporation or, in either case, any of their respective successors carrying on substantially the same business of providing ratings for securities as carried on by the predecessor corporation;

    (iii) "Investment Grade" means a rating of at least Baa3 (or the equivalent thereof), in the case of a rating by Moody's, and a rating of at least BBB- (or the equivalent thereof), in the case of a rating by Standard & Poor's.

  If such provision is made applicable to the Debt Securities of any series, the Board of Directors will have no authority under the Indenture to waive such provision.

  The Company has agreed that for so long as any of the Debt Securities of such series are outstanding and the Put Option has not arisen, it shall provide such information, pay such customary rating service fees and related expenses and take all other reasonable action as shall be necessary or appropriate to enable each of Moody's and Standard & Poor's to provide a rating of the Debt Securities of such series. There can be no assurance that the Company will have available funds for redemption of Debt Securities on the Payment Date.

  The Company will comply with Section 14(e) under the 1934 Act to the extent applicable, and any other tender offer rules under the 1934 Act which may then be applicable, in connection with any obligation of the Company to purchase Offered Debt Securities at the option of the holders thereof as described above. Any such obligation applicable to a series of Debt Securities will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

MERGERS AND SALES OF ASSETS BY THE COMPANY

  The Company may consolidate with or merge into any other corporation, or transfer or lease all or substantially all of its assets to another corporation, provided that (i) the corporation formed by such consolidation or into which the Company is merged or the corporation to which all or substantially all of the Company's assets are transferred or leased shall expressly assume the payment of the principal of the Debt Securities and the performance of the other covenants of the Company under the Debt Securities and the Indenture, and (ii) no Event of Default, or event which, after notice or lapse of time or both, would become an Event of Default, shall exist immediately after such transaction. (Section 5.1.)

LIMITATION ON SECURITY INTERESTS

  The Company covenants in the Indenture that it will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Indebtedness if such Indebtedness is secured by a Security Interest upon any property or assets of the Company or a Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively securing the Debt Securities equally and ratably with (or prior to) such Indebtedness. The foregoing restriction does not apply to (i) any Security Interest on any property acquired, constructed, developed or improved which is created or assumed within 120 days after such acquisition, construction, development or improvement, or the commencement of operation or use of such property, to secure or provide for the payment of the purchase price or cost thereof; (ii) any Security Interest existing on property at the time it is acquired, or any conditional sales agreement or other title retention agreement with respect to property acquired, by the Company or a Restricted Subsidiary, any Security Interest existing on any property or shares of stock of a corporation or firm at the time it is merged into or consolidated with, or sells, leases or disposes of its property as an entirety to, the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary, or any Security Interest existing on the property, assets or capital stock of any successor to the Company; provided, in each case, that such Security Interest shall not apply to any property or assets theretofore owned by the Company or a Restricted Subsidiary; (iii) any mechanics', materialmen's, carriers' or other similar liens arising in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith; (iv) any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or similar body, which is required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license; (v) any Security Interest for taxes, assessments or governmental charges or levies not yet delinquent, or already delinquent but the validity of which is being contested in good faith;
(vi) any Security Interest arising in connection with legal proceedings being contested in good faith, including any judgment lien so long as execution thereon is stayed; (vii) any landlord's lien on fixtures located on premises leased by the Company or a Restricted Subsidiary in the ordinary course of business; (viii) any Security Interest securing an obligation issued by the United States or any state or any political subdivision thereof in connection with financing the cost of construction or acquisition of property; (ix) any Security Interest arising by reason of deposits necessary to qualify the Company or any Restricted Subsidiary to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law; (x) any Security Interest that secures any Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; and (xi) extensions, renewals or refundings of the foregoing. (Section 4.4.)

  The foregoing restriction does not apply to the creation, incurrence, assumption or sufferance by the Company or any Restricted Subsidiary of Indebtedness secured by a Security Interest that would otherwise be subject to such restriction up to an aggregate amount which, together with all other Indebtedness secured by Security Interests (not including secured Indebtedness permitted under the foregoing exceptions) and the Attributable Debt (generally defined as discounted net rental payments) associated with Sale and Leaseback Transactions existing at such time (other than Sale and Leaseback Transactions the proceeds of which have been or will be applied as set forth in clause (c) or (d) of the next succeeding caption "Limitation on Sale and Leaseback Transactions", other than Sale and Leaseback Transactions in which the property involved would have been permitted to be secured under clause (i) of the immediately preceding paragraph and other than Sale and Leaseback Transactions between the Company and a Subsidiary), does not exceed 20% of the consolidated net worth of the Company and its Subsidiaries as shown on the latest available published consolidated balance sheet of the Company and its Subsidiaries. (Section 4.4.)

  The Indenture defines "Restricted Subsidiary" as any Subsidiary (other than any Subsidiary of which the Company owns less than all of the outstanding voting stock) principally engaged in, or whose principal assets consist of property used by the Company or any Restricted Subsidiary in, the storage, collection, transfer, interim processing or disposal of waste within the United States or Canada, or which the Company designates as a Restricted Subsidiary.

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

  The Company covenants in the Indenture that neither it nor any Restricted Subsidiary will enter into any arrangement (other than with a Subsidiary) providing for the leasing to the Company or any Restricted Subsidiary of any property (except for temporary leases for a term, including renewals, of not more than three years and except for leases between the Company and any Restricted Subsidiary or between any

Restricted Subsidiaries) which has been or is to be sold by the Company or such Restricted Subsidiary to the lessor unless (a) the Company or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a Security Interest on the property to be leased without securing the Debt Securities under clause (i) of the first paragraph under the preceding caption "Limitation on Security Interests", (b) the Attributable Debt associated therewith would be an amount permitted under the second paragraph under the preceding caption, (c) the Company applies an amount equal to the fair value (as determined by the Board of Directors) of such property to the retirement of Debt Securities or certain funded debt of the Company or a Restricted Subsidiary, or (d) the Company enters into a bona fide commitment to expend for the acquisition or capital improvement of an Important Property an amount at least equal to the fair value of such property. (Section 4.5.)

LIMITATION ON FUNDED DEBT OF RESTRICTED SUBSIDIARIES

  The Company covenants in the Indenture that it will not permit any Restricted Subsidiary (a) to create, assume or suffer to exist any funded debt other than
(i) funded debt secured by a Security Interest which is permitted to such Restricted Subsidiary under the limitations set forth under the preceding caption "Limitation on Security Interests," (ii) funded debt owed to the Company or any Subsidiary, (iii) funded debt of a corporation or other entity existing at the time it becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary or other entity, (iv) funded debt of a corporation or other entity assumed by the Company or a Restricted Subsidiary in the acquisition of all or a portion of the business of such corporation or other entity, (v) funded debt existing as of the date of the Indenture, or (vi) funded debt created in connection with, or with a view to, compliance by such Restricted Subsidiary with the requirements of, any program adopted by any federal, state or local governmental authority and applicable to such Restricted Subsidiary and providing financial or tax benefits to such Restricted Subsidiary which are not available directly to the Company on substantially the same terms as such Restricted Subsidiary, or (b) to guarantee, directly or indirectly through any arrangement which is substantially the equivalent of a guarantee, any funded debt except for (i) guarantees existing as of the date of the Indenture, (ii) guarantees which, as of the date of the Indenture, a Restricted Subsidiary is obligated to give,
(iii) guarantees issued to the Company or any Restricted Subsidiary or (iv) guarantees of funded debt which is permitted to a Restricted Subsidiary under the preceding clause (a).

  Notwithstanding the foregoing, any Restricted Subsidiary may create, assume or guarantee funded debt in addition to that permitted under the preceding paragraph, and renew, extend or replace such funded debt, provided that at the time of such creation, assumption, guarantee, renewal, extension or replacement, and after giving effect thereto, funded debt of Restricted Subsidiaries not otherwise permitted pursuant to provisions described in the preceding paragraph does not exceed 10% of the consolidated net worth of the Company and its Subsidiaries as shown on the latest available published consolidated balance sheet of the Company and its Subsidiaries. (Section 4.6.)

EVENTS OF DEFAULT; NOTICE AND WAIVER

  The Indenture provides that, if an Event of Default specified therein occurs and is continuing with respect to any series of Debt Securities, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities then outstanding of the series may declare the principal of such series (or such portion of the principal as may be specified as due upon acceleration at that time in the terms of that series), to be immediately due and payable. (Section 6.2.)

  Events of Default with respect to any series of Debt Securities are defined as: (i) default in the payment of interest on such Debt Securities which has continued for a period of 30 days, (ii) default in the payment of principal on such Debt Securities when such becomes due and payable, (iii) failure by the Company to comply with any of its other agreements in the Debt Securities of such series or in the Indenture upon the specified notice to the Company of such default by the Trustee or by the Holders of not less than 25% in aggregate principal amount of the Debt Securities then outstanding of the series, and the Company's failure to cure such Default with 60 days after receipt of such notice, or (iv) certain events of bankruptcy or insolvency. (Section 6.1.)

  The Trustees shall mail to the Holders of each series of Debt Securities a notice of any continuing Default known to the Trustee with respect to such series within 90 days of the occurrence of such Default, but the Trustee may withhold from such Holders such notice as to any Default other than a Default in any payment on any Debt Security if the Trustee determines in good faith that the withholding of such notice is in the interests of such Holders. (Section 7.5.)

  No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to that series, (ii) the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the series shall have made written request to the Trustee to institute such proceeding as Trustee, (iii) such Holders have offered to the Trustee indemnity satisfactory to the Trustee, (iv) the Trustee shall not have complied with the request within 60 days after receipt of the request and offer of indemnity, and (v) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of the series a direction inconsistent with such request within such 60 day period. A Holder of any series may not use the Indenture to prejudice the rights of another Holder of that series or to obtain a preference or priority over another Holder of that series. (Section 6.6.) The Holder of any Debt Security, however, has an absolute right to receive payment of the principal of such Debt Security, and any interest thereon, on or after the due date expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 6.7.) The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may, with proper notice to the Trustee, waive an existing Default other than a Default in any payment of the principal of, or any interest on, such Debt Security of that series. (Section 6.4.)

  The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture. (Section 4.3.)

MODIFICATION

  The Company and the Trustee may amend the Indenture or the Debt Securities of any series with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of such series affected by the amendment. However, without the consent of the Holder of each Debt Security affected thereby, no amendment may, among other things: (i) reduce the amount of Debt Securities whose Holders must consent to an amendment; (ii) reduce the rate or change the time for payment of interest on any such Debt Security; (iii) reduce the principal of or change the fixed maturity of any such Debt Security; or (iv) make any such Debt Security payable in money other than that stated in the Debt Security. (Section 9.2.)

DEFEASANCE AND DISCHARGE

  The Indenture provides that the Company and the Trustee may, without the consent of the Holders, execute a supplemental indenture to provide that the Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain a paying agency and to hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations or both, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any interest on, and any mandatory sinking fund or analogous payments in respect of, the Debt Securities of that series on the date such amounts are due and payable, in accordance with the terms of the Indenture and such Debt Securities. Such a supplemental indenture may only be executed if the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to the Holders. The provisions of such a supplemental indenture will not be applicable to any series of Debt Securities then listed on the New York Stock Exchange if the provision would cause that series to be delisted as a result thereof. (Section 9.1.)

DEFEASANCE OF CERTAIN COVENANTS

  The terms of the Debt Securities may provide the Company with the option to omit to comply with the covenants described under the headings "Limitation on Security Interests", "Limitation on Sale and Lease-back Transactions" and "Limitation on Funded Debt of Restricted Subsidiaries" above. If such terms make such option available with respect to the Debt Securities of any series, the Company, in order to exercise such option, will be required to deposit with the Trustee, in trust, money or U.S. Government Obligations or both, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any interest on, and any mandatory sinking fund or analogous payments in respect of, the Debt Securities of that series on the date such amounts are due and payable, in accordance with the terms of the Indenture and such Debt Securities. The Company must also deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the Holders of such Debt Securities to recognize income, gain or loss for federal income tax purposes. (Section 4.7.)

INFORMATION CONCERNING THE TRUSTEE

  The Fuji Bank and Trust Company is the Trustee under the Indenture. The Company has issued various series of debt securities under the Indenture, as well as another indenture pursuant to which the Trustee is trustee. The Company maintains deposit accounts and conducts other banking transactions with the Trustee in the ordinary course of business.

  Under the Indenture, the Trustee is required to transmit annual reports to all Holders regarding its eligibility and qualifications as Trustee under the Indenture and certain related matters. (Section 7.6.)

  Subject to certain exceptions, the Holders of a majority in aggregate principal amount of outstanding Debt Securities of any series may direct the Trustee in its exercise of the trust and powers conferred upon it by the Indenture (Section 6.5.), and may remove the Trustee with the giving of proper notice. (Section 7.8.)

                              PLAN OF DISTRIBUTION

  The Company may sell the Debt Securities in any of three ways: (i) through underwriters or dealers, (ii) directly to a limited number of purchasers or to a single purchaser or (iii) through agents. The Prospectus Supplement with respect to the Offered Debt Securities sets forth the terms of the offering of the Offered Debt Securities, including the name or names of any underwriters, the purchase price of the Offered Debt Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Debt Securities are named in the Prospectus Supplement relating to such offering and, if in an underwriting syndicate is used, the managing underwriter or underwriters are set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Debt

Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Debt Securities if any are purchased.

  The Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered is named, and any commissions payable by the Company to such agent are set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

  If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

  Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

  Certain legal matters in connection with this offering will be passed upon from the Company by Herbert A. Getz, General Counsel of the Company, and for any underwriters or agents by Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603. Mayer, Brown & Platt acts as counsel for the Company from time to time on other matters.

                                    EXPERTS

  The audited consolidated financial statements and schedule of WMX Technologies, Inc. and subsidiaries for the year ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPEC-TUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RE-LIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEI-THER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IM-PLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTI-TUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SO-LICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Use of Proceeds............................................................ S-2
Certain Terms of the Notes................................................. S-2
Underwriting............................................................... S-3
Legal Opinions............................................................. S-3

                                  PROSPECTUS

Available Information......................................................   2
Documents Incorporated by Reference........................................   2
WMX Technologies, Inc......................................................   3
Use of Proceeds............................................................   6
Description of Debt Securities.............................................   6
Plan of Distribution.......................................................  14
Legal Opinions.............................................................  15
Experts....................................................................  15

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                                 $300,000,000

                                [LOGO OF WMX]

                            WMX TECHNOLOGIES, INC.

                                   7% NOTES
                             DUE OCTOBER 15, 2006

                            ----------------------

                             PROSPECTUS SUPPLEMENT

                            ----------------------

                              MERRILL LYNCH & CO.

                         DONALDSON, LUFKIN & JENRETTE
                                  SECURITIES
                                  CORPORATION

                                OCTOBER 8, 1996

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